Exhibit 99.1

Lindblad Expeditions Holdings, Inc. Reports

2020 First Quarter Financial Results

First Quarter 2020 Highlights:

●	Tour Revenues decreased 9% to $81.2 million

●	Net loss available to common stockholders of $1.9 million

●	Adjusted EBITDA decreased $11.5 million to $10.6 million

●	Significantly expanded capacity with the delivery of the National Geographic Endurance in March 2020

●	Net Yield increased 3% to $1,130 per night and Occupancy was 89%

●	First quarter results were significantly impacted by voyage disruptions, cancellations and rescheduling of expeditions due to the COVID-19 virus

●	Ended first quarter with $137 million in cash; implementing significant cost reduction measures to further increase liquidity profile

●	Monthly cash burn expected to be approximately $10-15 million excluding the impact of guest payments and refunds

NEW YORK, May 1, 2020 – Lindblad Expeditions Holdings, Inc. (NASDAQ: LIND; the “Company” or “Lindblad”), a global provider of expedition cruises and adventure travel experiences, today reported financial results for the quarter ended March 31, 2020.

Sven-Olof Lindblad, President and Chief Executive Officer, said “Lindblad was off to another great start in 2020 with the strong momentum we generated throughout the last few years continuing during the first two months of the year.  Since that point, the spread of the COVID-19 virus and the related travel restrictions around the world have created unprecedented challenges.  As always, the safety of our guests and crew remains our highest priority, and we are very pleased that we have had no reported cases of COVID-19 across our fleet and were able to safely disembark all guests from our ships in a timely fashion.  Given the uncertainty that the virus has created around the timing and impact on future operations, we are taking all necessary steps to enhance our liquidity, while preparing further protocols, including testing, to put in place for when we can safely resume operations.  We firmly believe that the smaller size of our ships, our advanced cleaning systems and robust operating protocols, along with the remote geographies we visit, and the profile of our guests, ideally situates us to be able to resume operations safely and effectively once travel restrictions have been lifted.  Over the last forty years we had to overcome significant adversity from time to time and, in every instance, we have endured and then flourished due in large part to the resiliency of our employees and guests.  We fully expect to do so again and look forward to returning to the world’s most remarkable locations.”

COVID-19 BUSINESS UPDATE

Due to the spread of the COVID-19 virus and the effects of travel restrictions around the world, the Company has suspended or rescheduled the majority of our expeditions departing March 16, 2020 through June 30, 2020 and has been working with guests to reschedule travel plans and refund payments, as applicable. To date, the Company has had no reported cases of COVID-19 across its fleet and all guests have safely disembarked its vessels. The majority of the Company’s ships are currently being maintained with minimally required crew on-board to ensure they comply with all necessary regulations and can be fully put back into service quickly as needed. In accordance with local regulations, the Company closed its offices and most employees are working remotely to maintain general business operations, to provide assistance to existing and potential guests and to maintain information technology systems.

The Company has moved quickly to implement a comprehensive plan to mitigate the impact of COVID-19 and preserve and enhance our liquidity position. We are employing a variety of cost reduction and cash preservation measures, while accessing available capital under our existing debt facilities and exploring additional sources of capital and liquidity. These measures include the following operating expense and capital expenditure reductions:

●	Significantly reducing ship and land-based expedition costs including crew payroll, land costs, fuel and food. All ships have been safely laid up.
●	Lowered expected annual maintenance capital expenditures by over $10 million, savings of more than 50% from originally planned levels
●	Meaningfully reduced general and administrative expenses through payroll reductions and the elimination of all non-essential travel, office expenses and discretionary spending
●	Suspended the majority of planned advertising and marketing spend
●	Deferred payment of the majority of bonuses earned for 2019 performance, as well as cash compensation for the Board of Directors
●	Suspended all repurchases of common stock under the stock repurchase plan

Bookings Trends

The Company was off to a strong start to the year with Lindblad segment bookings at the end of February up 25% for the full year 2020 as compared to the same point a year ago for 2019 and we had sold 88% of our original projected guest ticket revenues for the year. Since that point, the Company has experienced a substantial impact from the COVID-19 virus including elevated cancellations and softness in near-term demand. Lindblad segment bookings for travel in 2020 are now 27% below the same point a year ago for 2019 due primarily to the cancelled and rescheduled voyages, as well as cancellations for travel later this year. The Company does still have substantial advanced bookings for future travel in 2020, including 8% more bookings for the second half of 2020 as compared with the second half of 2019 as of the same date a year ago.  Additionally, the Company continues to see new bookings for travel in 2020, 2021 and 2022, including over $15 million since March 1, 2020 and we are receiving deposits and final payments for future travel.

For 2020 voyages that have been cancelled or rescheduled, the Company is offering future travel credits with incremental value or full refunds to its fully paid guests. As of April 24th, 2020, the majority of guests have opted for future travel credits.

Balance Sheet and Liquidity

As of March 31, 2020 the Company had $137.0 million in unrestricted cash and $22.8 million in restricted cash primarily related to deposits on future travel originating from U.S. ports. The unrestricted cash included $45.0 million drawn under our revolving credit facility during the first quarter as a precautionary measure for working capital and general corporate purposes given the uncertainty related to the COVID-19 pandemic. Additionally, during the quarter, the Company borrowed $107.7 million under our first export credit agreement in conjunction with final payment on delivery of the National Geographic Endurance in March 2020. As of March 31, 2020, the Company had a total debt position of $382.2 million and was in compliance with all of its debt covenants. Following the quarter, the Company drew down an additional $30.5 million under our second export credit agreement in conjunction with our third installment payment on the National Geographic Resolution scheduled for delivery in the fourth quarter of 2021. The Company has no debt maturities until 2023.

Export credit agencies, in conjunction with export credit lenders, are working to finalize an industrywide initiative to grant a 12-month debt holiday to provide interim debt service relief for amortization payments and financial covenants. The Company has approximately $9 million of export credit agency backed amortization payments due over the next 12-months on our first export credit agreement.

Considering the cost reduction measures and the potential deferral of near-term export credit agreement amortization, the Company estimates its monthly cash usage while its vessels are not in operations to be approximately $10-15 million including ship and office operating expenses, necessary capital expenditures and interest and principal payments. This excludes guest payments for future travel and cash refunds requested on previously made guest payments.

The Company is also currently evaluating several additional strategies to enhance its liquidity position. These strategies may include, but are not limited to, pursuing additional financing from both the public and private markets through the issuance of equity and/or debt. The timing and structure of any transaction will depend on market conditions.

Following the first quarter, the Company received a U.S. Small Business Administration Loan related to the COVID-19 crisis in the amount of $6.6 million. The Company clearly met the criteria laid out to receive the loan and, given the complete cessation of our operations, the loan’s sole purpose was to protect hundreds of jobs across our Company from layoffs, furloughs and salary reductions for a period of time, We have subsequently returned the funds received from this loan and, as a result, will pursue additional adjustments to our cost structure.

The Company has not previously experienced a complete cessation of its operations and, as a consequence, its ability to predict the impact of such cessation on its costs and future prospects is limited. Given the dynamic nature of this situation, the Company cannot reasonably estimate the impacts of the COVID-19 virus on its financial condition, results of operations, cash flows, plans and growth for the foreseeable future. It is unknown when travel restrictions and various border closures will be lifted and what the demand for expedition travel will be once these restrictions are no longer in place. Our estimates for monthly cash usage reflect the Company’s current forecast for operating costs, capital expenditures and expected debt and interest payments.

Return to Operations

While it is uncertain when the Company will return to operations, we believe there are a variety of strategic advantages that should enable us to deploy our ships safely and quickly once travel restrictions have been lifted. The most notable is the size of our owned and operated vessels which range from 48 to 148 passengers, allowing for a highly controlled environment that includes stringent cleaning protocols. The small nature of our ships should also allow us to efficiently and effectively test our guests and crew prior to boarding. On average, we estimate it will only take a few thousand tests a month to ensure all guests and crew across our entire fleet have been tested. Additionally, the majority of our expeditions take place in remote locations where human interactions are limited, so there is less opportunity for external influence. Lastly, our guests are explorers by nature, eager to travel and have historically been very resilient following periods of uncertainty.

FIRST QUARTER RESULTS

Tour Revenues

First quarter tour revenues of $81.2 million decreased $8.4 million, or 9%, as compared to the same period in 2019. The decline was driven by a $6.5 million decrease at the Lindblad segment and $1.9 million decrease at Natural Habitat.

Lindblad segment tour revenue of $69.5 million decreased $6.5 million, or 9%, compared to the first quarter a year ago primarily due to a 12% decrease in Available Guest Nights largely due to disrupted, cancelled and rescheduled voyages as a result of COVID-19.  The decline in Available Guest Nights, as well as a decline in Occupancy to 89% due to additional shoulder season itineraries across the US fleet, was partially offset by a 3% increase in Net Yields due to price increases and itinerary changes.

Natural Habitat revenues of $11.7 million decreased $1.9 million, or 14%, compared to the first quarter a year ago primarily as a result of disrupted, cancelled and rescheduled departures due to COVID-19.

Net Income

Net loss available to common stockholders for the first quarter was $1.9 million, $0.04 per diluted share, as compared with net income available to common stockholders of $14.7 million, $0.31 per diluted share, in the first quarter of 2019. The $16.6 million decrease primarily reflects the impact of COVID-19 on operations, a $3.4 million loss on foreign currency in the current year versus a $0.7 million foreign currency gain in the first quarter of 2019 and a $1.2 million decrease in income tax benefit versus the same period a year ago.

Adjusted EBITDA

First quarter Adjusted EBITDA of $10.6 million decreased $11.5 million, or 52%, as compared to the same period in 2019. The decrease was driven by a $10.9 million decline at the Lindblad segment and a $0.6 million decrease at Natural Habitat.

Lindblad segment Adjusted EBITDA of $10.1 million decreased $10.9 million as compared to the first quarter a year ago due primarily to the lower tour revenue and costs associated with disrupted voyages as a result of COVID-19. The current quarter also included costs related to the launch of the National Geographic Endurance as well as higher drydocking and personnel costs, partially offset by lower operating costs due to cancelled voyages and a decrease in commission expense from the impact of COVID-19 on revenues.

Natural Habitat Adjusted EBITDA of $0.5 million decreased $0.6 million versus the first quarter a year ago primarily due to the lower revenue as a result of COVID-19, partially offset by lower operating costs related to fewer departures and a decline in marketing spend.

	For the three months ended March 31,
(In thousands)	2020	2019	Change	%
Tour revenues:
Lindblad	$69,539	$76,038	$(6,499)	(9%)
Natural Habitat	11,699	13,616	(1,917)	(14%)
Total tour revenues	$81,238	$89,654	$(8,416)	(9%)
Operating Income:
Lindblad	$2,189	$13,641	$(11,452)	(84%)
Natural Habitat	62	724	(662)	(91%)
Total operating income	$2,251	$14,365	$(12,114)	(84%)
Adjusted EBITDA:
Lindblad	$10,074	$20,930	$(10,856)	(52%)
Natural Habitat	504	1,118	(614)	(55%)
Total adjusted EBITDA	$10,578	$22,048	$(11,470)	(52%)

 Liquidity

The Company’s cash, cash equivalents and restricted cash were $159.8 million as of March 31, 2020, as compared with $109.3 million as of December 31, 2019. The increase was primarily a result of $151.9 million in net cash provided by financing activities due to $107.7 million in borrowings under our first export credit agreement in conjunction with final payment on delivery of the National Geographic Endurance in March 2020.  The loan bears interest at a floating interest rate equal to three-month LIBOR plus a margin of 3.00% per annum.  Additionally, during the quarter the Company drew down $45.0 million under our revolving credit facility as a precautionary measure for working capital and general corporate purposes during the period of suspended operations related to the COVID-19 pandemic. The net cash provided by financing activities was partially offset by net cash use from investing activities of $116.8 million primarily due to the delivery of the National Geographic Endurance.

Free cash flow use was $101.3 million for the first quarter of 2020 as compared with $19.8 million in the first quarter of 2019, due primarily to the to the delivery of the National Geographic Endurance in March 2020 and the impact of COVID-19. Free cash flow is defined as net cash provided by operating activities less purchases of property and equipment.

Following the quarter, the Company drew down an additional $30.5 million under our second export credit agreement in conjunction with our third installment payment on the National Geographic Resolution.  The loan bears interest at a floating interest rate equal to three-month LIBOR plus a margin of 3.00% per annum.

LINDBLAD FLEET ACTIVITIES

The Company expanded its travel offerings in March 2020 with the delivery of the National Geographic Endurance, which will allow us to further capitalize on the demand for high quality adventure travel and broaden the immersive and authentic itineraries we offer to our guests.  The National Geographic Endurance joins the National Geographic Explorer and the National Geographic Orion to dramatically increase the polar capacity of the Lindblad National Geographic fleet.   The new vessel will be capable of exploring deep into the Arctic and Antarctic, and its Ulstein X-BOW® design will allow for greater comfort and speed through rough waters.

The Company is also currently building a sister ship to the National Geographic Endurance, the National Geographic Resolution, which is scheduled for delivery in the fourth quarter of 2021.

STOCK AND WARRANT REPURCHASE PLAN

The Company currently has a $35 million stock repurchase plan in place.  During the first quarter, the Company repurchased 8,517 shares of common stock for $0.1 million at an average price of $14.93. As of April 30, 2020, the Company had repurchased 6.0 million warrants and 875,218 shares under the plan for a total of $23.0 million and had $12.0 million remaining under the plan. As of April 30, 2020, there were 49,825,181 million shares common stock outstanding.  The Company has currently suspended all stock repurchases given the uncertainty surrounding COVID-19.

FINANCIAL OUTLOOK

As previously stated in the Company’s Current Report on 8-K filed on March 26, 2020, given the uncertain impact from the COVID-19 virus, the Company has withdrawn its previous full year guidance provided on February 25, 2020 in conjunction with its fourth quarter 2019 earnings. The COVID-19 outbreak has had, and will continue to have, a significant impact on the Company’s financial position and results of operation. Given the continued uncertainty around the COVID-19 pandemic, the Company is not providing a full year outlook regarding results of operations at this time and will update our expectations when we have more clarity around the timing of and extent of future operations.

NON-GAAP FINANCIAL MEASURES

The Company uses a variety of operational and financial metrics, including non-GAAP financial measures such as Adjusted EBITDA, Occupancy, Net Yields and Net Cruise Costs, to enable it to analyze its performance and financial condition. The Company utilizes these financial measures to manage its business on a day-to-day basis and believes that they are the most relevant measures of performance. Some of these measures are commonly used in the cruise and tourism industry to evaluate performance. The Company believes these non-GAAP measures provide expanded insight to assess revenue and cost performance, in addition to the standard GAAP-based financial measures. There are no specific rules or regulations for determining non-GAAP measures, and as such, they may not be comparable to measures used by other companies within the industry.

The presentation of non-GAAP financial information should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The definitions of non-GAAP financial measures along with a reconciliation of non-GAAP financial information to GAAP are included in the supplemental financial schedules.

Conference Call Information

The Company has scheduled a conference call at 8:30 a.m. Eastern Time on May 1, 2020 to discuss the earnings of the Company. The conference call can be accessed by dialing (844) 378-6487 (United States), (855) 669-9657 (Canada) or (412) 542-4182 (outside the U.S.). A replay of the call will be available at the Company’s investor relations website, investors.expeditions.com.

About Lindblad Expeditions Holdings, Inc.

Lindblad Expeditions Holdings, Inc. is an expedition travel company that focuses on ship-based voyages through its Lindblad Expeditions brand and on land-based travel through its subsidiary, Natural Habitat Adventures, an adventure travel and ecotourism company with a focus on responsible nature travel.

Lindblad Expeditions works in partnership with National Geographic to inspire people to explore and care about the planet. The organizations work in tandem to produce innovative marine expedition programs and to promote conservation and sustainable tourism around the world. The partnership’s educationally oriented voyages allow guests to interact with and learn from leading scientists, naturalists and researchers while discovering stunning natural environments, above and below the sea, through state-of-the-art exploration tools.

Natural Habitat partners with the World Wildlife Fund to offer and promote conservation and sustainable travel that directly protects nature. Natural Habitat’s adventures include polar bear tours in Churchill, Canada, Alaskan grizzly bear adventures and African safaris.

Forward Looking Statements

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include the Company’s financial projections and may also generally be identified as such because the context of such statements will include words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or words of similar import. Similarly, statements that describe the Company’s financial guidance or future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause results to differ materially from those expected. Many of these risks and uncertainties are currently amplified by, and will continue to be amplified by, or in the future may be amplified by, the COVID-19 outbreak. It is not possible to predict or identify all such risks. There may be additional risks that we consider immaterial or which are unknown. These factors include, but are not limited to, the following: (i) COVID-19 has had, and will continue to have, a materially adverse impact on our financial condition and operations, including an adverse effect on the ability or desire of people to travel (including on cruises) as well as the adverse impact on our results, operations, outlooks, plans, goals, growth, reputation, cash flows, liquidity, and stock price; (ii) changes adversely affecting the business in which the Company is engaged; (iii) management of the Company’s growth and its ability to execute on its planned growth; (iv) general economic conditions; (v) our ability to maintain our relationship with National Geographic (vi) the Company’s business strategy and plans; (vii) unscheduled disruptions in our business due to pandemics, travel advisories, weather events, mechanical failures, or other events; (viii) compliance with laws and regulations; (ix) compliance with the financial and/or operating covenants in the Company’s credit agreements; (x) adverse publicity regarding the cruise industry in general; (xi) loss of business due to competition; (xii) the result of future financing efforts; (xiii) delays and costs overruns with respect to the construction and delivery of newly constructed vessels; and (xiv) those risks described in the Company’s filings with the SEC. Stockholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect the Company’s performance may be found in its filings with the SEC, which are available at http://www.sec.gov or at http://www.expeditions.com in the Investor Relations section of the Company’s website.

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except share and per share data)

	As of March 31, 2020	As of December 31, 2019
ASSETS	(unaudited)
Current Assets:
Cash and cash equivalents	$137,040	$101,579
Restricted cash	22,791	7,679
Marine operating supplies	6,761	6,299
Inventories	1,804	2,027
Prepaid expenses and other current assets	26,716	29,055
Total current assets	195,112	146,639

Property and equipment, net	468,227	357,790
Goodwill	22,105	22,105
Intangibles, net	6,001	6,396
Deferred tax asset	171	218
Right-to-use lease assets	5,849	6,105
Other long-term assets	8,057	9,405
Total assets	$705,522	$548,658

LIABILITIES
Current Liabilities:
Unearned passenger revenues	$143,595	$138,825
Accounts payable and accrued expenses	46,030	38,231
Lease liabilities - current	1,378	1,335
Long-term debt - current	11,816	4,525
Total current liabilities	202,819	182,916

Long-term debt, less current portion	358,871	213,543
Deferred tax liabilities	2,616	4,491
Lease liabilities	4,781	5,029
Other long-term liabilities	12,306	3,317
Total liabilities	581,393	409,296

COMMITMENTS AND CONTINGENCIES

REDEEMABLE NONCONTROLLING INTEREST	16,476	16,112

STOCKHOLDERS’ EQUITY
Preferred stock, $0.0001 par value, 1,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock, $0.0001 par value, 200,000,000 shares authorized; 49,758,787 and 49,717,522 issued, 49,667,763 and 49,626,498 outstanding as of March 31, 2020 and December 31, 2019, respectively	5	5
Additional paid-in capital	46,908	46,271
Retained earnings	78,820	81,655
Accumulated other comprehensive loss	(18,080)	(4,681)
Total stockholders' equity	107,653	123,250
Total liabilities, stockholders' equity and redeemable noncontrolling interest	$705,522	$548,658

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except share and per share data)

      (unaudited)

	For the three months ended March 31,
	2020	2019

Tour revenues	$81,238	$89,654

Operating expenses:
Cost of tours	42,192	39,017
General and administrative	17,226	16,082
Selling and marketing	12,879	14,002
Depreciation and amortization	6,690	6,188
Total operating expenses	78,987	75,289

Operating income	2,251	14,365

Other (expense) income:
Interest expense, net	(3,054)	(2,989)
(Loss) gain on foreign currency	(3,443)	656
Other expense	(53)	(19)
Total other expense	(6,550)	(2,352)

(Loss) income before income taxes	(4,299)	12,013
Income tax benefit	(1,828)	(3,066)

Net (loss) income	(2,471)	15,079
Net (loss) income attributable to noncontrolling interest	(537)	406
Net (loss) income available to common stockholders	$(1,934)	$14,673

Weighted average shares outstanding
Basic	49,625,127	45,565,381
Diluted	49,625,127	47,429,343

Net (loss) income per share available to common stockholders
Basic	$(0.04)	$0.32
Diluted	$(0.04)	$0.31

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands) (unaudited)

	For the three months ended March 31,
	2020	2019
Cash Flows From Operating Activities
Net (loss) income	$(2,471)	$15,079
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,690	6,188
Amortization of National Geographic fee	727	727
Amortization of deferred financing costs and other, net	486	434
Amortization of right-to-use lease assets	51	165
Stock-based compensation	898	753
Deferred income taxes	(1,828)	(3,865)
Loss (gain) on foreign currency	3,443	(656)
Changes in operating assets and liabilities
Marine operating supplies and inventories	(239)	(219)
Prepaid expenses and other current assets	2,339	(6,699)
Unearned passenger revenues	4,770	6,016
Other long-term assets	621	(1,294)
Other long-term liabilities	(4,411)	825
Accounts payable and accrued expenses	4,356	(2,112)
Net cash provided by operating activities	15,432	15,342

Cash Flows From Investing Activities
Purchases of property and equipment	(116,732)	(35,144)
Net cash used in investing activities	(116,732)	(35,144)

Cash Flows From Financing Activities
Proceeds from long-term debt	152,695	-
Repayments of long-term debt	(500)	(500)
Payment of deferred financing costs	(61)	(18)
Repurchase under stock-based compensation plans and related tax impacts	(134)	(1,167)
Repurchase of warrants and common stock	(127)	(23)
Net cash provided by (used in) financing activities	151,873	(1,708)
Net increase (decrease) in cash, cash equivalents and restricted cash	50,573	(21,510)
Cash, cash equivalents and restricted cash at beginning of period	109,258	122,150

Cash, cash equivalents and restricted cash at end of period	$159,831	$100,640

Supplemental disclosures of cash flow information:
Cash paid during the period:
Interest	$3,862	$3,377
Income taxes	$12	$23

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Supplemental Financial Schedules
(In thousands)
(unaudited)

Reconciliation of Net Income to Adjusted EBITDA Consolidated
	For the three months ended March 31,
	2020	2019
Net (loss) income	$(2,471)	$15,079
Interest expense, net	3,054	2,989
Income tax benefit	(1,828)	(3,066)
Depreciation and amortization	6,690	6,188
(Gain) loss on foreign currency	3,443	(656)
Other expense	53	19
Stock-based compensation	898	753
National Geographic fee amortization	727	727
Other	12	15
Adjusted EBITDA	$10,578	$22,048

Reconciliation of Operating Income to Adjusted EBITDA Lindblad Segment
	For the three months ended March 31,
	2020	2019
Operating income	$2,189	$13,641
Depreciation and amortization	6,248	5,794
Stock-based compensation	898	753
National Geographic fee amortization	727	727
Other	12	15
Adjusted EBITDA	$10,074	$20,930

Natural Habitat Segment
	For the three months ended March 31,
	2020	2019
Operating income	$62	$724
Depreciation and amortization	442	394
Adjusted EBITDA	$504	$1,118

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Supplemental Financial Schedules
(In thousands, except for Available Guest Nights, Gross Yield, Net Yield and guest metrics)
(unaudited)

Reconciliation of Free Cash Flow to Net Cash Provided by Operating Activities	For the three months ended March 31,
	2020	2019
Net cash provided by operating activities	$15,432	$15,342
Less: purchases of property and equipment	(116,732)	(35,144)
Free Cash Flow	$(101,300)	$(19,802)

	For the three months ended March 31,
	2020	2019
Available Guest Nights	51,624	58,669
Guest Nights Sold	46,050	53,613
Occupancy	89%	91%
Maximum Guests	6,512	7,313
Number of Guests	5,564	6,532
Voyages	85	93

	For the three months ended March 31,
	2020	2019
Guest ticket revenues	$60,362	$67,110
Other tour revenue	9,177	8,928
Tour Revenues	69,539	76,038
Less: Commissions	(5,427)	(5,851)
Less: Other tour expenses	(5,761)	(5,687)
Net Revenue	$58,351	$64,500
Available Guest Nights	51,624	58,669
Gross Yield	$1,347	$1,296
Net Yield	1,130	1,099

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Supplemental Financial Schedules
(In thousands, except for Available Guest Nights, Gross and Net Cruise cost Per Available Guest Night and guest metrics)
(unaudited)

Calculation of Gross Cruise Cost and Net Cruise Cost Lindblad Segment	For the three months ended March 31,
	2020	2019
Cost of tours	$35,521	$31,321
Plus: Selling and marketing	11,983	12,641
Plus: General and administrative	13,598	12,641
Gross Cruise Cost	61,102	56,603
Less: Commissions	(5,427)	(5,851)
Less: Other tour expenses	(5,761)	(5,687)
Net Cruise Cost	49,914	45,065
Less: Fuel Expense	(2,392)	(2,688)
Net Cruise Cost Excluding Fuel	47,522	42,377
Non-GAAP Adjustments:
Stock-based compensation	(898)	(753)
National Geographic fee amortization	(727)	(727)
Other	(12)	(15)
Adjusted Net Cruise Cost Excluding Fuel	$45,885	$40,882
Adjusted Net Cruise Cost	$48,277	$43,570
Available Guest Nights	51,624	58,669
Gross Cruise Cost per Available Guest Night	$1,184	$965
Net Cruise Cost per Available Guest Night	967	768
Net Cruise Cost Excluding Fuel per Available Guest Night	921	722
Adjusted Net Cruise Cost Excluding Fuel per Available Guest Night	889	697
Adjusted Net Cruise Cost per Available Guest Night	935	743

Operational and Financial Metrics

Adjusted EBITDA is net income (loss) excluding depreciation and amortization, net interest expense, other income (expense), income tax (expense) benefit, (gain) loss on foreign currency, (gain) loss on transfer of assets, reorganization costs, and other supplemental adjustments. Other supplemental adjustments include certain non-operating items such as stock-based compensation, executive severance costs, the National Geographic fee amortization, merger-related expenses, debt refinancing fees and acquisition-related expenses. The Company believes Adjusted EBITDA, when considered along with other performance measures, is a useful measure as it reflects certain operating drivers of the business, such as sales growth, operating costs, selling and administrative expense, and other operating income and expense. The Company believes Adjusted EBITDA helps provide a more complete understanding of the underlying operating results and trends and an enhanced overall understanding of the Company’s financial performance and prospects for the future. Adjusted EBITDA is not intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income as it does not take into account certain requirements, such as unearned passenger revenues, capital expenditures and related depreciation, principal and interest payments, and tax payments. The Company’s use of Adjusted EBITDA may not be comparable to other companies within the industry.

The following metrics apply to the Lindblad segment:

Adjusted Net Cruise Cost represents Net Cruise Cost adjusted for Non-GAAP other supplemental adjustments which include certain non-operating items such as stock-based compensation, the National Geographic fee amortization, merger-related expenses and acquisition-related expenses.

Available Guest Nights is a measurement of capacity and represents double occupancy per cabin (except single occupancy for a single capacity cabin) multiplied by the number of cruise days for the period. The Company also records the number of guest nights available on its limited land programs in this definition.

Gross Cruise Cost represents the sum of cost of tours plus merger-related expenses, selling and marketing expense, and general and administrative expense.

Gross Yield represents tour revenues less insurance proceeds divided by Available Guest Nights.

Guest Nights Sold represents the number of guests carried for the period multiplied by the number of nights sailed within the period.

Maximum Guests is a measure of capacity and represents the maximum number of guests in a period and is based on double occupancy per cabin (except single occupancy for a single capacity cabin).

Net Cruise Cost represents Gross Cruise Cost excluding commissions and certain other direct costs of guest ticket revenues and other tour revenues.

Net Cruise Cost Excluding Fuel represents Net Cruise Cost excluding fuel costs.

Net Revenue represents tour revenues less insurance proceeds, commissions and direct costs of other tour revenues.

Net Yield represents Net Revenue divided by Available Guest Nights.

Number of Guests represents the number of guests that travel with the Company in a period.

Occupancy is calculated by dividing Guest Nights Sold by Available Guest Nights.

Voyages represent the number of ship expeditions completed during the period.